Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 33-63671, Form S-8, File No. 333-48081, Form S-8, File No. 333-48882, Form S-4 Form No. 333-48293, Form S-8, File No. 333-68016, Form S-3, File No. 333-160664, Form S-3, File No. 333-160655, and Form S-8, File No. 333-145327) of Washington Real Estate Investment Trust and Subsidiaries and in the related Prospectus of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of Washington Real Estate Investment Trust and Subsidiaries, and the effectiveness of internal control over financial reporting of Washington Real Estate Investment Trust and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

McLean, Virginia February 27, 2012